Exhibit 10.1

BUSINESS FINANCING AGREEMENT

This Business Financing Agreement (as from time to time amended, “Agreement”) is between GE Commercial Distribution Finance Corporation (“CDF”), with its chief executive office and principal place of business at 5595 Trillium Boulevard, Hoffman Estates, Illinois 60192 and Brunswick Corporation, a Delaware corporation with its chief executive office at 1 N. Field Court, Lake Forest, IL 60045 (“Borrower”).

1.	DEFINITIONS

1.1	Special Definitions. The following terms will have the following meanings in this Agreement:

“Accounts”: all accounts, leases, chattel paper, choses in action and instruments, including any lien or other security interest that secures or may secure any of the foregoing, plus all invoices, documents and other records in any form evidencing or relating to any of the foregoing (including without limitation, all invoices, contracts, delivery receipts, bills of lading, other documents and all reports, if any, of Borrower which relate to the foregoing), now owned or hereafter acquired by Borrower which arise from the sale of goods or services to third party customers located in the United States from Borrower’s Mercury Marine division, including but not limited to those accounts arising from the sale of Mercury, Mercruiser, High Performance, Motorguide, Mercury Inflatables, or Quicksilver brand marine engines and marine engine parts and accessories, and casting or foundry products and services, but specifically excluding goods and services sold by Attwood Corporation, Land ‘N’ Sea Corporation, and Land ‘N’ Sea Distributing, Inc.

“Accounts Receivable Facility”: a credit facility extended pursuant to this Agreement.

“Borrowing Base”: means an amount equal to 85% of (a) the total outstanding principal balance of all of Accounts (as updated per (b) below), adjusted for ineligible Accounts as described in Section 3.3 and certified in the Borrowing Base Certificate most recently furnished to Lender as required in Section 3.1, and (b) as such total amount of Accounts in (a) will be adjusted daily pursuant to (i) the reporting provided under Section 3.1 and (ii) collections received by CDF on Accounts.

“Borrowing Base Certificate”: shall mean a certificate signed by the Chief Financial Officer of Borrower or a duly authorized officer of Borrower, which shall be provided at the frequency required as per section 3.1, which will: (a) list the value of all Accounts, (b) describe all Accounts created or acquired by Borrower since the last schedule furnished to CDF, (c) list the value of ineligible Accounts and (d) list the loan balance activity since the last Borrowing Base Certificate was submitted by Borrower.

“Business Day”: means any day the Federal Reserve Bank of Chicago is open for the transaction of business.

“Credit Agreement”: means that certain Amended and Restated Credit Agreement between Borrowers and its lenders dated April 29, 2005, (as such agreement may amended be amended from time to time).

“Default”: the events or occurrences enumerated in Section 6.

“Entity”: any individual, association, firm, corporation, partnership, limited liability company, trust, governmental body, agency or instrumentality whatsoever.

“Obligations”: all indebtedness and other obligations of any nature whatsoever of Borrower to CDF and/or to any person that at any time directly or indirectly controls, is controlled by, or is under common control with CDF (a “CDF Affiliate”), which arise under this Agreement and whether for principal, interest, fees, expenses, indemnification obligations or otherwise, and whether such indebtedness or other obligations are existing, future, direct, indirect, acquired, contractual, noncontractual, joint and/or several, fixed, contingent or otherwise.

“Other Agreements”: all security agreements, mortgages, leases, instruments, assignments, documents, guarantees, schedules, certificates, contracts and similar agreements heretofore, now or hereafter executed by Borrower and delivered to CDF or delivered by or on behalf of Borrower to a third party and assigned to CDF by operation of law or otherwise relating to Borrower’s Obligations hereunder.

2.	CREDIT FACILITY/INTEREST RATES/FEES

2.1	Accounts Receivable Facility.

A.	Subject to the terms of this Agreement, CDF agrees to provide to Borrower an Accounts Receivable Facility of ONE HUNDRED MILLION DOLLARS ($100,000,000) or ONE HUNDRED TWENTY MILLION DOLLARS ($120,000,000), during seasonal Uplift Periods, as described below.

(i) CDF will provide a temporary seasonal uplift in the size of the Accounts Receivable Facility to Borrower from May 1st through August 31st each year this Agreement is in effect, or for so much of such period as the Agreement may be in effect, (such periods referred to as the “Uplift Periods”), such that the Accounts Receivable Facility shall be increased during such Uplift Periods to ONE HUNDRED TWENTY MILLION DOLLARS ($120,000,000).

B.	The amount of credit available under the Accounts Receivable Facility is subject to the Borrowing Base, along with a temporary overadvance facility provided by CDF pursuant to the following conditions:

(i) CDF will provide a temporary overadvance facility to Borrower such that the amount of credit available under the Accounts Receivable Facility shall be equal to the normal Borrowing Base availability limits plus an overadvance facility of $21,500,000, but in no event shall the credit available under the Accounts Receivable Facility exceed the lesser of (a) $100,000,000 (or $120,000,000 during Uplift Periods) , or b) 100% of the total Accounts owned by Borrower (including those repurchased by Borrower from Brunswick Acceptance Company, LLC, but excluding any Crownline and Bentley Accounts);

(ii) CDF will not require any reduction of the overadvance facility for the first 6 months after the date of this Agreement. After six (6) months, CDF will thereafter require a minimum monthly reduction in the overadvance facility of one twelfth of the amount of $21,500,000 during months seven (7) through seventeen (17) after the closing of this Accounts Receivable Facility, with a reduction in full of the remaining overadvance amount at eighteen (18) months after the date of this Agreement.

2.1.1	Interest. Borrower agrees to pay interest to CDF each month in arrears for the interest accrued in the prior calendar month. Interest will be computed as follows:

a) The annual interest rate is equal to the One Month LIBOR rate plus four and one quarter percent (4.25%). The applicable One Month LIBOR rate for any month shall be the one month LIBOR rate as published in the “Money Rates” column of the Wall Street Journal on the first Business Day of such month. For purposes of this Agreement, the One Month LIBOR rate shall in no event be less than one percent (1.0%). Such interest will: (i) be computed based on a 360 day year; (ii) will be calculated each day by multiplying the Daily Rate (as defined below) by the Daily Contract Balance (as defined below); and (iii) accrue from the date that CDF makes an advance under the Accounts Receivable Facility until CDF receives the full and final payment of the principal debt which Borrower owes to CDF, subject to the terms of Section 3.8 herein. The “Daily Rate” is the quotient of the applicable annual interest rate in effect for that month as provided herein, divided by 360.

b) Interest is calculated on Daily Contract Balances. The Daily Contract Balance is the amount of the outstanding principal debt which Borrower owes to CDF on the Accounts Receivable Facility at the end of each Business Day, after factoring in new advances and debt repayments received that day under the Accounts Receivable Facility, subject to the terms of Section 3.8 herein.

c) On the first Business Day of each calendar month, CDF will provide such calculations to the Borrower no later than 11:00 a.m. Central time on the billing statement, as described in Section 2.2.

Should Borrower dispute the calculated amount of interest due, CDF and Borrower will expediently work to resolve such dispute, and the amount of interest due will continue to accrue on the previously determined Daily Contract Balance (as defined above), at the then current Daily Rate in effect for such then current month (as defined above), for the number of days elapsed until the parties are in agreement on the amount due, and such payment is effect by Borrower (with the date of payment excluded from that interest period).

2.1.2	Fees. There will be an Unused Line fee applicable to the Accounts Receivable Facility as set forth below as well as the audit fees set forth in Sections 3.12.

Unused Line Fee. There will be a monthly unused line fee applicable to the Accounts Receivable Facility as follows. At the end of each month CDF shall calculate Borrower’s Average Daily Contract Balance for such month. If (a) Borrower’s average Daily Contract Balance for such month was less than forty million dollars ($40,000,000), and (b) Borrower’s average Daily Contract Balances for such month were less than eighty percent (80%) of the end of month Borrowing Base availability for such month, then Borrower shall pay CDF a fee equal to 1.0% per annum of the difference between the average Daily Contract Balances for such month and $40,000,000. Such fee will be due and payable by Borrower each month by the 20th day of the month following such respective monthly period.

2.1.3

Maximum Interest. CDF intends to strictly conform to the usury laws governing this Agreement. Regardless of any provision contained herein or in any other document, CDF shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest any amount in excess of the maximum amount allowed by applicable law. If CDF ever receives any amount which, if considered to be interest, would exceed the maximum amount permitted by law, CDF will apply such excess amount to the reduction of the unpaid principal balance which Borrower owes, and then will pay any remaining excess to Borrower. In determining whether the interest paid or payable exceeds the highest lawful rate, Borrower and CDF shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (b) exclude voluntary pre-payments and the effect thereof; and (c) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term. CDF agrees to provide notice to Borrower of any such modifications or recharacterizations of interest.

2.2	Payments. Any payment under this Agreement which would otherwise be due on a day which is not a Business Day, shall be due on the next succeeding Business Day, with such extension of time included in any calculation of applicable finance charges.

2.2.1	Billing Statement. CDF will transmit or otherwise send Borrower a monthly billing statement identifying all charges due on Borrower’s account with CDF. The charges specified on each billing statement will generally be due and payable in full on the due date specified therein, and shall be considered an account stated (i.e. an agreed upon amount no longer subject to dispute) unless Borrower disputes any such statement as follows. In the event that Borrower disputes any of the charges listed thereon, Borrower must send a written objection to any disputed amounts within fifteen (15) days after the billing statement was received by Borrower. If CDF does not receive payment of all charges accrued to Borrower’s account with CDF during the immediately preceding month by the 25th day of the next month, Borrower will (to the extent allowed by law) pay CDF a late fee equal to the greater of $5 or 5% of the amount of such charges (payment of such fee does not waive the default caused by the late payment), provided, however, no late fee or other penalty shall apply to any amounts in dispute. Borrower shall pay CDF its customary charge for any check or other item which is returned unpaid to CDF and for each ACH (as defined below) debit rejected by Borrower’s bank. CDF may, upon notice to Borrower, adjust the billing statement at any time to conform to applicable law and this Agreement. Borrower waives the right to direct the application of any payments hereafter received by CDF on account of the Obligations. CDF will have the continuing exclusive right to apply and reapply any and all such payments in such manner as CDF may deem advisable notwithstanding any entry by CDF upon its books and records.

2.3	One Loan. CDF may combine all of CDF’s advances to Borrower (or on Borrower’s behalf), under this Agreement together with all finance charges, fees and expenses related thereto, to make one debt owed by Borrower.

3.	ACCOUNTS RECEIVABLE FACILITY - ADDITIONAL PROVISIONS

3.1	Reports. Borrower will provide CDF with periodic reports as set forth on Exhibit A hereto.

3.2	Available Credit. On receipt of each funding request from Borrower (in the form of Exhibit B attached hereto), CDF will provide an advance to Borrower in the amount requested by Borrower, but subject to the amount of credit then available under the Accounts Receivable Facility as described in Section 2.1), less the amount of Borrower’s outstanding principal loan balance on such day (such amount being referred to as the “Available Credit”). Assuming there is Available Credit, funding requests received by CDF from Borrower by 11:00 AM Central time on a Business Day will be funded that same Business Day and funding requests received by CDF from Borrower after 11:00 AM Central time on a Business Day will be funded the next Business Day. If, for any reason, Borrower’s outstanding loans under the Accounts Receivable Facility shall at any time exceed Borrower’s Available Credit, Borrower will immediately repay to CDF the amount of such excess. CDF is not required to make any new loans if Borrower is in Default.

3.3	Ineligible Accounts. CDF will have the sole right to determine eligibility of Accounts and, without limiting CDF’s discretion in that regard, the following Accounts will be deemed ineligible: (a) Accounts unpaid more than sixty (60) days from the due date of invoice; (b) Accounts with payment terms in excess of 360 days; (c) Accounts which are originated with COD or cash in advance terms; (d) Accounts which represent an obligation which is created in settlement or compromise of a prior amount due or a disputed amount; (e) Accounts which are due from an account debtor who is subject to any bankruptcy, insolvency, receivership or similar proceeding; (f) all Accounts of any obligor if fifty percent (50%) or more of the aggregate outstanding balance of such obligor’s Accounts are unpaid for more than sixty (60) days from the due date of invoice; (g) Accounts for which the obligor is an officer, director, shareholder, partner, member, owner, employee, agent, parent, subsidiary, affiliate of with the exception of Cummins MerCruiser Diesel Marine LLC., or is related to Borrower or has common shareholders, officers, directors, owners, partners or members with Borrower; (h) consignment sales; (i) Accounts for which the payment is or may be conditional; (j) Accounts for which the obligor is not a commercial or institutional entity or is not a resident of the United States; (k) Accounts with respect to which any warranty or representation provided in Subsection 3.4 or Subsection 5.1 is not true and correct; (l) Accounts which represent goods or services purchased for a personal, family or household purpose; (m) Accounts which represent goods used for demonstration purposes or loaned by the Borrower to another party; (n) Accounts which are progress payment, barter, or contra accounts; (o) Accounts in which any Department, agency or instrumentality of the United States Government is an obligor in the event the total of all such Accounts exceeds five million dollars ($5,000,000), unless the provisions of the Federal Assignment of Claims Act have been satisfactorily complied with; (p) any amounts representing service charges or interest with respect to Accounts; (q) Accounts in which CDF does not have a perfected, first security interest therein; and (r) any and all other Accounts which CDF reasonably deems to be ineligible. If CDF determines that any Account is or becomes an ineligible Account, immediately upon notice thereof from CDF, Borrower will pay to CDF an amount equal to the monies loaned by CDF for such ineligible Account.

3.4

Warranties and Representations. For each Account which Borrower lists on any Schedule, Borrower warrants and represents to CDF, to the best of Borrower’s information and belief, that at all times: (a) such Account is genuine; (b) such Account is not evidenced by a judgment or promissory note or similar instrument or agreement; (c) it represents an undisputed bona fide transaction completed in accordance with the terms of the invoices and purchase orders relating thereto; (d) the goods sold or services rendered which resulted in the creation of such Account have been delivered or rendered to and accepted by the obligor; (e) the amounts shown on the Schedules, Borrower’s books and records and all invoices and statements delivered to CDF with respect thereto are owing to Borrower and are not contingent; (f) no payments have been or will be made thereon except payments turned over to CDF; (g) there are no offsets, counterclaims or disputes existing or asserted with respect thereto and Borrower has not made any agreement with any obligor for any deduction or discount of the sum payable thereunder except regular discounts allowed by Borrower in the ordinary course of its business for prompt payment which have been disclosed to CDF; (h) there are no facts or events which in any way impair the validity or enforceability thereof or reduce the amount payable thereunder from the amount shown on the Schedules, Borrower’s books and records and the invoices and statements delivered to CDF with respect thereto; (i) all persons acting on behalf of obligors thereon have the authority to bind the obligor; (j) the goods sold or transferred giving rise thereto were not, immediately prior to such sale or transfer, subject to any lien, claim, encumbrance or security interest which is superior to that of CDF other than liens in favor of Borrower’s lenders under the Credit Agreement (as defined in Section 5.2.2 herein); and (k) there has been no material adverse change in the obligor’s financial condition since the creation of the Account, and there are no proceedings or actions known to Borrower which are threatened or pending against any obligor thereon which might result in any material adverse change in such obligor’s financial condition.

3.5	Notes. Loans made pursuant to this Agreement need not be evidenced by promissory notes unless otherwise required by CDF in CDF’s sole discretion.

3.6	Certain Charges. Borrower will reimburse CDF for all charges made by banks, including charges for collection of checks and other items of payment. If Borrower disputes any such charges, it must send a written dispute to CDF within fifteen (15) days of receiving the reimbursement request.

3.7

Collections. Unless otherwise directed by CDF, to expedite collection of Accounts for the benefit of CDF, Borrower shall notify all of its obligors to make payment of the Accounts to one or more lock-boxes under the sole control of CDF. The lock-box, and all accounts into which the proceeds of any such lock-box(es) are deposited, shall be established at banks selected by the Borrower and satisfactory to CDF in its sole discretion. Borrower shall issue to any such banks an irrevocable letter of instruction, in form and substance acceptable to CDF, directing such banks to deposit all payments or other remittances received in the lock-box to such account or accounts as CDF shall direct, for application against the outstanding balance of the Obligations. All funds deposited in the lock-box or any such account immediately shall become the property of CDF, and any disbursements of the proceeds in the lock-box or any such account will only be made to CDF. Borrower shall obtain the agreement of such banks to waive any setoff rights against the funds so deposited and otherwise establish CDF’s control thereof as a secured party under the Uniform Commercial Code. CDF assumes no responsibility for such lock-box arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits which any banks accept thereunder. All remittances which Borrower receives in payment of any Accounts, and the proceeds of any of the other Collateral, shall be: (i) kept separate and apart from Borrower’s own funds so that they are capable of identification as CDF’s property; (ii) held by Borrower as trustee of an express trust for CDF’s benefit; and (iii) shall be immediately deposited in such accounts designated by CDF. All proceeds received or collected by CDF with respect to Accounts, and reserves and other property of Borrower in possession of CDF at any time or times hereafter, may be held by CDF without interest to Borrower until all Obligations are paid in full or applied by CDF on account of the Obligations. CDF shall release to Borrower such portions of such reserves and proceeds as CDF determines do not relate to Accounts as soon as practicable, but in any event no later than one (1) Business Day after discovering any overpayment. In addition, if Borrower becomes aware that funds unrelated to Accounts were deposited in the lock-box(es), Borrower may submit a refund request identifying such sums Borrower believes did not relate to Accounts. CDF will (i) review the request, and (ii) if CDF reasonably determines that such sums did not relate to the Accounts, and if there is availability under the Borrowing Base at such time, then CDF shall return the funds the same Business Day, if possible, but in any event no later than the next Business Day. Upon the occurrence and during the continuance of a Default, CDF may notify the obligors that the Accounts have been assigned to CDF, collect the Accounts directly in its own name and charge the collection costs and expenses, including attorneys’ fees, to Borrower. CDF has no duty to protect, insure, collect or realize upon the Accounts to preserve rights in them.

3.7.1	Temporary Use of BAC Lockbox. Until Borrower is able to establish a lock-box to fulfill the Obligations under this Agreement, (Borrower shall use best efforts to establish such Lock-box account no later than August 31, 2009) Borrower and CDF agree to use one or more lock-box accounts currently controlled by Brunswick Acceptance Company (“BAC”). CDF will obtain a Blocked Account Agreement from BAC providing Borrower full access and control to the lock box(es) identified for such use.

3.8	Collection Days. All payments and all amounts received on any Account will be credited by CDF to Borrower’s account (subject to final collection thereof by CDF in its account, which shall be determined in accordance with the schedule set forth in the following sentence). Such funds shall be credited against Borrower’s outstanding principal loan balance (i) on the same Business Day as received if sent by wire transfer, (ii) one Business Day after receipt if sent by ACH, or (iii) two Business Days after received if paid by check. CDF will recognize and credit any payments made by check, ACH, federal wire, or other means, according to its payment recognition policies from time to time in effect, or as otherwise agreed. Information regarding CDF payment recognition policies is available from Borrower’s CDF representative, the CDF website, or will be communicated to Borrower.

3.9	Power of Attorney. Borrower authorizes CDF (whether or not Default has occurred) to, upon notice to Borrower: (a) file financing statements describing CDF as “Secured Party,” Borrower as “Debtor” and indicating the Collateral; (b) authenticate, execute or endorse the name of Borrower upon any of the items of payment or proceeds and deposit the same in the account of CDF for application to the Obligations; (c) use the name of Borrower on notices or communications with account debtors to verify the accuracy of the Accounts; (d) sign the name of Borrower on any document or instrument that CDF shall deem necessary or appropriate to perfect and maintain perfected the security interests in the Collateral under this Agreement and the Other Agreements; (e) supply any omitted information and correct errors in any documents between CDF and Borrower; and (f) initiate and resolve any insurance claim and endorse Borrower’s name on any check, instrument or other item of payment. In the event of a Default, Borrower authorizes CDF to: (i) demand payment, enforce payment and otherwise exercise all of Borrower’s rights, and remedies with respect to the collection of any Accounts; (ii) settle, adjust, compromise, extend or renew any Accounts; (iii) settle, adjust or compromise any legal proceedings brought to collect any Accounts; (iv) sell or assign any Accounts upon such terms, for such amounts and at such time or times as CDF may deem advisable; (v) discharge and release any Accounts; (vi) prepare, file and sign Borrower’s name on any Proof of Claim in Bankruptcy or similar document against any obligor; (vii) authenticate, execute or endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Account or goods pertaining thereto; and (viii) take control in any manner of any item of payments or proceeds and for such purpose to notify the Postal Authorities to change the address for delivery of mail addressed to Borrower to such address as CDF may designate. This power of attorney and the other powers of attorney granted herein are irrevocable and coupled with an interest.

3.10	Continuing Requirements. Advances hereunder will be made by CDF, at Borrower’s direction, by electronic transfer by Automated Clearing House (“ACH”), Fed Wire Funds Transfer (“Fed Wire”) or such other electronic means as CDF may announce from time to time (payments to or from Borrower by ACH, Fed Wire and such other electronic transfer are collectively referred to as “Electronic Transfers”). If Borrower does not request advances be made in a specific method of transfer, CDF may determine from time to time in its sole discretion what method of transfer to use. Borrower will: (a) if from time to time required by CDF, immediately upon their creation, deliver to CDF copies of all invoices, delivery evidences and other such documents relating to each Account; (b) not permit or agree to any extension, or compromise, settle or make any change to any Account in an amount in excess of $250,000 without CDF’s prior written consent; (c) affix appropriate endorsements or assignments upon all such items of payment and proceeds so that the same may be properly deposited by CDF to CDF’s account; (d) promptly notify CDF in writing which Accounts may be deemed ineligible as defined in Subsection 3.3; (e) use its best efforts to mark all chattel paper and instruments now owned or hereafter acquired by it relating to Accounts to show that the same are subject to CDF’s security interest and immediately thereafter deliver such chattel paper and instruments to CDF with appropriate endorsements and assignments to CDF; (f) within ten (10) Business Days after the end of each Brunswick fiscal month end, provide CDF with a detailed aging of its Accounts for each month, together with the names and addresses of all obligors.

3.11	Release. Borrower releases CDF from all claims and causes of action which Borrower may now or hereafter have for any loss or damage to it claimed to be caused by or arising from: (a) any failure of CDF to protect, enforce or collect, in whole or in part, any Account; (b) CDF’s notification to any obligors thereon of CDF’s security interest in any of the Accounts; (c) CDF’s directing any obligor to pay any sum owing to Borrower directly to CDF; and (d) any other act or omission to act on the part of CDF, its officers, agents or employees, except for acts of gross negligence or willful misconduct. CDF will have no obligation to preserve rights to Accounts against prior parties. Borrower waives all rights of setoff Borrower may have against CDF under this Agreement.

3.12	Audits. Borrower agrees to reimburse CDF for expenses incurred by CDF in the performance (or costs incurred for third party servicer performance) of periodic audits in an amount up to ten thousand dollars ($10,000) in any one calendar year for reviews, inspections or examinations made by CDF of the Collateral or Borrower’s books and records (except if Borrower is in Default under this Agreement in which case no such cap would apply on Borrower’s obligation to reimburse CDF for its expenses). CDF retains the right to perform two such audits per year. CDF may, without advance notice to Borrower and at any time or times hereafter, verify the validity, amount or any other matter relating to any Account by mail, telephone, or other means, in the name of Borrower or CDF. In the event CDF institutes any such actions CDF will provide prompt notice of such event to Borrower.

4.	SECURITY - COLLATERAL

4.1

Security Interest. Borrower hereby grants to CDF a security interest in all of the Collateral as security for all Obligations. “Collateral” means all of Borrower’s Mercury engine Accounts, and all related rights and security interests relating thereto, including without limitation any credits and rebates relating to such Accounts, and all Proceeds of the foregoing, (including without limitation, all cash proceeds thereof). In addition, pursuant to the terms of that certain Letter of Credit Agreement dated April 3, 2009 between Borrower, CDF and Brunswick Acceptance Company, LLC (as amended, the “Letter of Credit Agreement”), Borrower has also granted CDF a security interest in any cash proceeds of such letter of credit as described in the Letter of Credit Agreement for Borrower’s Obligations hereunder. For purposes of this Section 4 only, capitalized terms used in this Section 4, which are not otherwise defined in this Section 4, shall have the meanings given to them in Article 9 of the Illinois Uniform Commercial Code.

5.	WARRANTIES, REPRESENTATIONS AND COVENANTS

5.1	Warranties and Representations. Borrower represents and warrants that at the time of execution of this Agreement and at the time of each advance hereunder: (a) Borrower is in good standing, is qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires, does not conduct business with respect to its Mercury engine division under any trade styles or trade names in the United States except as disclosed by the Borrower to CDF in writing and has all the necessary authority to enter into and perform this Agreement and Borrower will not violate any law or regulation, or will not violate in any material respect its organizational documents, or material agreement binding upon it, by entering into or performing its Obligations under this Agreement; (b) Borrower keeps its records respecting Accounts and chattel paper at its chief executive office identified below and/or at its Fond Du Lac, WI office, and the only locations at which Collateral is located have been or will be disclosed by the Borrower to CDF in writing prior to the execution of this Agreement (together with additional locations of Borrower in the United States with respect to which Borrower gives CDF at least thirty (30) days prior written notice, “Permitted Locations”); (c) this Agreement correctly sets forth Borrower’s true legal name, the type of its organization (if not an individual), the state in which Borrower is incorporated or otherwise organized, and Borrower’s organizational identification number, if any; (d) all information supplied by Borrower to CDF, including any financial, credit or accounting statements or application for credit, in connection with this Agreement is true and correct in all material respects; (e) all advances and other transactions hereunder are for business purposes and not for personal, family, household or any other consumer purposes; (f) Borrower has good title to all Collateral; (g) there are no actions or proceedings pending or threatened against Borrower which could reasonably be expected to result in any material adverse change in Borrower’s financial or business condition; (h) when requested by CDF, Borrower will provide CDF with a copy of Borrower’s organizational documents, and will provide any subsequent amendments thereto bearing indicia of filing from the appropriate governmental authority, or such other documents verifying Borrower’s true and correct legal name as CDF may request from time to time; and (i) CDF’s security interest in the Accounts will at all times constitute a perfected, first security interest in such Accounts and will not become subordinate to the security interest or claim of any Entity.

5.2	Covenants.

5.2.1

Affirmative Covenants. Until sold as permitted by this Agreement, Borrower shall own all Collateral financed by CDF including without limitation, all Accounts, free and clear of all liens, security interests, claims and other encumbrances, whether arising by agreement or operation of law (collectively “Liens”), other than Liens in favor of CDF and subordinate Liens in favor of other persons with respect to which CDF shall have first consented in writing and other than Permitted Encumbrances (as defined in the Credit Agreement). Borrower will: (i) keep all Collateral at Permitted Locations; (ii) promptly file all tax returns required by law and promptly pay all taxes, fees, and other governmental charges for which it is liable, including without limitation all governmental charges against the Collateral or this Agreement except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings or (b) the failure to make payment could not reasonably be expected to individually or in the aggregate result in a material adverse effect; (iii) permit CDF and its designees, upon notice, to inspect the Collateral during normal business hours (and Borrower hereby grants CDF and its designees an irrevocable license to enter Borrower’s business locations during normal business hours upon reasonable notice to Borrower to account for and inspect all Collateral and to examine and copy Borrower’s books and records related to the Collateral); (iv) keep complete and accurate records of its business, including inventory, Accounts and sales, and permit CDF and its designees to inspect and copy such records upon request; (v) furnish CDF with such additional information regarding the Collateral and Borrower’s business and financial condition as CDF may from time to time reasonably request; (vi) immediately notify CDF of any material adverse change in Borrower’s prospects, business, operations or condition (financial or otherwise) or in Collateral; (vii) execute all documents CDF requests to perfect and maintain CDF’s security interest in the Collateral and provide prompt notification to CDF of any UCC filing made by Borrower that purports to terminate any UCC filing made by CDF in connection herewith or exclude from the Collateral any assets subject to the grant in Section 4 hereof; (viii) at all times be duly organized, existing, in good standing, qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires except where the failure to be so qualified or licensed or in good standing could not reasonably be expected to result in a material adverse effect; (ix) notify CDF of the commencement of any material legal proceedings against Borrower, provided however, that the disclosure of any such legal proceedings in a filing by Borrower with the United States Securities and Exchange Commission shall be deemed presumptive notice to CDF; (x) comply with all laws, rules and regulations applicable to Borrower, including without limitation, the USA PATRIOT ACT and all laws, rules and regulations relating to import or export controls or anti-money laundering; and (xi) maintain a system of accounting in accordance with generally accepted accounting principles and account records which contain such information in a format as may be requested by CDF.

5.2.2	Financial Covenants. Borrower shall comply with the following financial covenant.

Minimum Fixed Charge Coverage Ratio. Borrower shall comply with the terms of Section 6.11 (a) under that certain Amended and Restated Credit Agreement between Borrowers and its lenders dated April 29, 2005, (as such agreement was amended on December 19, 2008 as filed with Borrower’s 8-K filing filed with the United States Securities and Exchange Commission on or about December 19, 2008, (the “December 19, 2008 Credit Agreement”). Any waiver of any such Event of Default under Section 6.11 (a) by the lenders under the December 19, 2008 Credit Agreement will not be binding on the rights of CDF hereunder. Any modification of such minimum fixed charge coverage ratio as described in Section 6.11 (a) of the December 19, 2008 Credit Agreement will not be binding on CDF without its written consent.

5.3	Financial Statements. Borrower shall make timely filings of reports required to be filed with the United States Securities and Exchange Commission.

5.4	Insurance.

5.4.1	Insurance Requirements. Borrower will (a) keep and maintain all property material to the conduct of its Mercury Marine business located in the United States in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies having a financial strength rating of at least A- by A.M. Best Company insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

6.	DEFAULT

6.1	Definition. The occurrence of one or more of the following events shall constitute a default by Borrower (a “Default”): (a) Borrower shall fail to pay any Obligations when due or any remittance for any Obligations is dishonored; and such failure has continued unremedied for five (5) Business Days or more, provided however, that CDF shall not be obligated to fund during any such cure period; (b) any representation made to CDF by Borrower in this Agreement shall not be true in any material respect when made; (c) Borrower shall breach any covenant, condition or agreement in this Agreement and such breach has continued unremedied for thirty (30) days after CDF has provided notice to Borrower, provided however, that CDF shall not be obligated to fund during any such cure period; (d) the letter of credit established under the Letter of Credit Agreement dated April 3, 2009 shall terminate or not be renewed or replaced at least sixty (60) days prior to its stated expiration or maturity; (e) Borrower shall (i) voluntarily commence any proceeding or file any petition seeking bankruptcy, liquidation, winding up, dissolution, or reorganization, (ii) apply for or consent to the appointment of a receiver, trustee, custodian or similar official (iii) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (iv) make a general assignment for the benefit of creditors or (v) take any action for the purpose of effecting any of the foregoing; (f) Borrower shall file any modification that purports to terminate any UCC filing made by CDF in connection herewith or exclude from the Collateral any assets subject to the grant in Section 4, and such modification or exclusion is not remedied or withdrawn within five (5) Business Days of CDF’s request; (g) Borrower shall fail to make any payment in respect of any debt exceeding $35 Million (“Material Indebtedness”), when and as the same shall become due and payable, or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness ; (h) one or more judgments for the payment of money in an aggregate amount in excess of $35 Million shall be rendered against Borrower and shall remain undischarged (and not be stayed) for a period of thirty (30) consecutive days; (i) a material adverse change shall occur in the business, operations or condition (financial or otherwise) of Borrower or with respect to the Collateral; (j) Borrower or any affiliate of Borrower defaults under the terms of any agreement with any CDF Affiliate, or under the terms of any agreement with Brunswick Acceptance Company, LLC; or (k) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, winding up, dissolution, or reorganization or (ii) the appointment of a receiver, trustee, custodian or similar official and, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered.

6.2

Rights and Remedies Upon Default. Upon the occurrence of a Default, CDF shall have all rights and remedies of a secured party under the UCC as in effect in any applicable jurisdiction and other applicable law and all the rights and remedies set forth in this Agreement. CDF may terminate any obligations it has under this Agreement and any outstanding credit approvals immediately and/or declare any and all Obligations immediately due and payable without notice or demand, and/or terminate this Agreement immediately upon notice to Borrower, provided however, that in the event of a Default solely under Section 6.1 (i) or (j) above, CDF’s remedies for such Default would not include the right to accelerate the Obligations and declare them immediately due and payable, (further provided however, that the occurrence of a Default under any other clause of Section 6.1 either then or at any subsequent point in time would entitle CDF to exercise any and all rights and remedies under this Section 6.2, including but not limited to, the right to declare all Obligations immediately due and payable). CDF may enter any premises of Borrower, with or without process of law, without force, to search for, take possession of, and obtain, make copies of and remove such items or documents pertaining to the Collateral, or any part thereof. Borrower agrees to cooperate with CDF to make available to CDF all invoices, contracts, delivery receipts, bills of lading, other documents and all reports, data, notes, customer lists and files, and other books and records, if any, of Borrower which relate to, or may be needed by CDF to assist in CDF’s collection of Collateral. CDF may, without notice to Borrower and at any time or times enforce payment and collect, by legal proceedings or otherwise, Accounts in the name of Borrower or CDF; open Borrower’s mail and overnight delivery packages, and take control of any cash or non-cash items of payment or proceeds of Accounts and of any rejected, returned, repossessed or stopped in transit goods relating to Accounts. CDF may at its sole election and without demand enter, with or without process of law, any premises where Collateral or information pertaining to the Collateral might be and, without charge or liability to CDF therefore, do one or more of the following: (i) take possession of the Collateral or such information pertaining to the Collateral and use or store it in said premises or remove it to such other place or places as CDF may deem convenient; and, (ii) remain on such premises and use the same, together with Borrower’s materials, supplies, books and records, including without limitation Borrower’s computer system and electronic records, for the purpose of performing all acts necessary and incidental to the collection or liquidation of such Collateral. CDF may apply the proceeds of the sale or liquidation of any Collateral, and the cash proceeds from any letter of credit it may hold or control regarding Borrower, to the payment of the Obligations in such manner or order as CDF may determine. Borrower shall be liable to CDF for any deficiency resulting from CDF’s disposition of Collateral, regardless of any subsequent disposition thereof. Any notice of a disposition shall be deemed reasonably and properly given if given to Borrower at least ten (10) days before such disposition. If Borrower fails to perform any of its Obligations under this Agreement, CDF may perform the same in any form or manner CDF in its discretion deems necessary or desirable, and all monies paid by CDF in connection therewith shall be additional Obligations and shall be immediately due and payable without notice together with interest payable on demand at the Default Rate. All of CDF’s rights and remedies shall be cumulative. Borrower irrevocably waives any requirement that CDF retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment or appeal thereof. If a Default is in effect, and without regard to whether CDF has accelerated any Obligations, CDF may, without notice, apply a default finance charge to Borrower’s outstanding principal indebtedness equal to the default rate specified in Borrower’s financing program with CDF, if any, or if there is none so specified, at the lesser of 2.0% per annum above the rate in effect immediately prior to the Default, or the highest lawful contract rate of interest permitted under applicable law (“Default Rate”).

7.	MISCELLANEOUS

7.1	Termination. Unless sooner terminated as provided in this Agreement, or upon at least ninety (90) days prior written notice from Borrower to CDF, the term of this Agreement shall be co-terminus with the expiration of the term of the Limited Liability Company Agreement between Brunswick Financial Services Corporation and CDF Ventures, LLC dated October 24, 2002, as such agreement may be amended from time to time, (such agreement as amended from time to time, the “LLC Agreement”). For purposes of this Agreement, whenever such termination may occur and for whatever reason, that date shall be considered the scheduled maturity date. Upon any termination of this Agreement, all Obligations shall become immediately due and payable without notice or demand. Upon any termination, Borrower shall remain fully liable to CDF for all Obligations, including without limitation all fees, expenses and charges, arising prior to or after termination, and all of CDF’s rights and remedies and its security interest shall continue until all Obligations to CDF are paid and all Obligations of Borrower are performed in full. All waivers and indemnifications in CDF’s favor, and the agreement to arbitrate, set forth in this Agreement will survive any termination of this Agreement.

7.2	Collection and Other Costs. Checks and other instruments delivered to CDF on account of the Obligations will constitute conditional payment until such items are actually paid to CDF. Borrower shall pay to CDF on demand all reasonable costs and expenses incurred by CDF in connection with the enforcement or collection of CDF’s rights hereunder, including without limitation, all reasonable attorneys’ fees and legal expenses incurred by CDF in connection with such actions. All fees, expenses, costs and other amounts described in this Section shall constitute Obligations, shall be secured by the Collateral and interest shall accrue thereon at the Default Rate.

7.3	Limitation of Remedies and Damages. In the event there is any dispute under this Agreement, the aggrieved party shall not be entitled to exemplary or punitive damages so that the aggrieved party’s remedy in connection with any action arising under or in any way related to this Agreement shall be limited to a breach of contract action and any damages in connection therewith are limited to actual and direct damages, except that CDF may seek equitable relief in connection with any judicial repossession of, or temporary restraining order with respect to, the Collateral.

7.4

Miscellaneous. Time is of the essence regarding Borrower’s performance of its Obligations to CDF. Borrower’s liability to CDF is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. Borrower waives all notices of default and non-payment at maturity of any or all of the Accounts. CDF may refrain from or postpone enforcement of this Agreement or any other agreements related hereto between CDF and Borrower without prejudice, and the failure to strictly enforce these agreements will not create a course of dealing which waives, amends or modifies such agreements. Any waiver by CDF of a Default shall only be effective if in writing signed by CDF and transmitted to Borrower. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. If Borrower fails to pay any taxes, fees or other obligations which may impair CDF’s interest in the Collateral, or fails to keep any Collateral insured, CDF may, but shall not be required to, pay such amounts. Such paid amounts will be: (a) additional Obligations which Borrower owes to CDF, which are subject to finance charges as provided herein and shall be secured by the Collateral; and (b) due and payable immediately in full. Section titles used herein are for convenience only, and do not define or limit the contents of any Section. All words used herein shall be understood and construed to be of such number and gender as the circumstances may require. This Agreement may be validly executed in one or more multiple counterpart signature pages. This Agreement shall be construed without presumption for or against any party who drafted all or any portion of this Agreement. No modification of this Agreement shall bind CDF unless in a writing signed by CDF and transmitted to Borrower. Among other symbols, CDF hereby adopts “GE Commercial Distribution Finance Corporation,” “GE Commercial Distribution Finance,” “GECDF” or “CDF” as evidence of its intent to authenticate a record.

7.5	Severability. If any provision of this Agreement or the Other Agreements or the application thereof is invalid or unenforceable, the remainder of this Agreement and the Other Agreements will not be impaired or affected and will remain binding and enforceable.

7.6	Supplement. If Borrower and CDF have previously executed Other Agreements pertaining to all or any part of the Collateral, this Agreement will supplement, but not amend, such Other Agreement, and this Agreement will neither be deemed a novation nor a termination of any such Other Agreement, nor will execution of this Agreement be deemed a satisfaction of any obligation secured by such Other Agreement. In the event of any conflict between the terms of this Agreement and any previously executed Business Financing Agreement between CDF and Borrower, the terms of this Agreement will control.

7.7	Binding Effect. Neither Borrower nor CDF may assign its interest in this Agreement without the other’s prior written consent, provided however, that CDF may assign this Agreement to a CDF affiliate without Borrower’s consent This Agreement will protect and bind CDF’s and Borrower’s respective heirs, representatives, successors and assigns, as the case may be.

7.8	Notices. Except as required by law or as otherwise provided herein, all notices or other communications to be given under this Agreement or under the UCC shall be in writing served either personally, by deposit with a reputable overnight courier with charges prepaid, or by deposit in the United States mail, first-class postage prepaid or provided for, addressed to Borrower at its chief executive office shown below or to any office to which CDF sends billing statements, or to CDF at its address shown in the preamble hereto, to the attention of its Credit Department, or at such other address designated by such party by notice to the other. Any such communication shall be deemed to have been given upon delivery in the case of personal delivery, one Business Day after deposit with an overnight courier or two (2) calendar days after deposit in the United States mail except that any notice of change of address shall not be effective until actually received.

7.9	Receipt of Agreement. Borrower acknowledges that it has received a true and complete copy of this Agreement. Borrower has read and understands this Agreement. Notwithstanding anything herein to the contrary, CDF may rely on any facsimile copy, electronic data transmission, or electronic data storage of: this Agreement, any billing statement, financing statement, authorization to pre-file financing statements, financial statements or other reports, which will be deemed an original, and the best evidence thereof for all purposes.

7.10	Information. Borrower irrevocably authorizes CDF to investigate and make inquiries of former, current, or future creditors or other persons and credit bureaus regarding or relating to Borrower. CDF may provide to any CDF Affiliate any financial, credit or other information regarding Borrower that CDF may at any time possess, whether such information was supplied by Borrower to CDF or otherwise obtained by CDF.

8.	BINDING ARBITRATION

If a dispute shall arise between the parties as to the interpretation of, or the existence or extent of a breach with respect to, any provision contained in this Agreement (but exclusive of disputes with respect to Section 9 of this Agreement), (all such disputes and failures to agree, the “Arbitrable Disputes”), then either party may request, by giving written notice to the other party, that the Chief Executive Officer (or other senior executive officer) of Brunswick and the President (or other senior executive officer) of CDF (the “Senior Officers”) confer within ten Business Days regarding the Arbitrable Dispute. The Senior Officers shall confer in good faith and use all reasonable efforts to resolve the Arbitrable Dispute. In the event that business or personal commitments make it unduly burdensome for the Senior Officers to confer within such ten Business Days, the Senior Officers shall cooperate, in good faith, to confer as soon as practicable after such tenth Business Day, and in any event within 20 Business Days of the notice requesting the conference.

If the Senior Officers do not resolve the Arbitrable Dispute within ten Business Days (or such later date contemplated by subsection (a) above) after the Arbitrable Dispute has been submitted to them, then the Arbitrable Dispute shall be submitted to arbitration in accordance with the procedures set forth below in this Section.

A panel of three arbitrators (the “Panel”) will be formed no later than fifteen Business Days after the failure of the Senior Officers to resolve the Arbitrable Dispute. In forming the Panel, each party will request an accounting firm of its choice to select an arbitrator, which arbitrator may be (but need not be) a member of such accounting firm. The two arbitrators then will choose a third arbitrator who shall not be affiliated in any manner with the parties. All of the arbitrators shall be generally familiar with the floorplan financing and receivables financing industry.

Except as otherwise provided herein, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The Panel shall allow such discovery, submissions and hearings as it determines to be appropriate, giving consideration to the parties’ mutual desire for an efficient resolution of the Arbitrable Dispute. After conducting such hearings and reviewing the submissions of the parties, the Panel shall make its decision with respect to the Arbitrable Dispute. The parties shall use reasonable efforts to ensure that any such hearings and review of submissions are completed by the Panel within 45 days of the Panel’s formation and that the Panel’s decision is made within five Business Days of the completion of such hearings and review, but in no event later than 60 days after the formation of the Panel. The Panel shall have the authority to award relief under legal or equitable principles and to allocate responsibility for the out-of-pocket costs of the arbitration and to award recovery of reasonable attorney’s fees and expenses in such manner as is determined to be appropriate. A full and complete record and transcript of the arbitration proceeding shall be maintained. The decision of the Panel shall be in writing accompanied concurrently by a written summary of its conclusions as well as the reasons for its conclusions.

Each party shall have ten Business Days to object to the Panel’s decision, or any part thereof, by written submission made to the Panel and, if deemed appropriate by the Panel, in a hearing. After such objection, the Panel shall have five Business Days to reconsider and modify the decision, which modification, if any, shall be explained in writing. Thereafter, the decision of the Panel shall be final, binding and non-appealable with respect to the parties and all other persons or entities, including persons or entities which have failed or refused to participate in the arbitration process and shall be reviewable only to the extent provided by law.

The initiation of the dispute resolution procedures in this Section shall not excuse either party, or any of their respective affiliates, from performing its obligations hereunder. While the dispute procedure is pending, the parties and their respective affiliates shall continue to perform in good faith their respective obligations hereunder, subject to any rights to terminate this Agreement that may be available to the parties.

The provisions of this Section shall be the exclusive remedy of the parties for all Arbitrable Disputes. The terms of this Section shall be without prejudice to the rights of each party to obtain recovery from, or to seek recourse against, the other party (or otherwise), in such manner as such party may elect (but subject to Section 9 hereof), for all claims, damages, losses, costs and matters other than those related to Arbitrable Disputes.

The agreement to arbitrate will survive the termination of this Agreement.

9.	INVALIDITY/UNENFORCEABILITY OF BINDING ARBITRATION. IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. BORROWER AND CDF WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING. SIMILARLY, IF THIS AGREEMENT OR A PARTICULAR DISPUTE HEREUNDER IS NOT SUBJECT TO ARBITRATION, BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN ILLINOIS AND WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY ACTION OR PROCEEDING IN ANY SUCH COURT.

10.	Governing Law. This Agreement and all Other Agreements have been substantially negotiated and will be substantially performed in the state of Illinois. Accordingly, all Disputes will be governed by, and construed in accordance with, the laws of such state, except to the extent inconsistent with the provisions of the FAA which shall control and govern all arbitration proceedings hereunder.

THIS CONTRACT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

This Agreement is dated this 29th day of May, 2009.

BORROWER

Brunswick Corporation

By:	/s/ William L. Metzger
Print Name:	William L. Metzger
Title:	Vice President and Treasurer
Tax ID:	36-0848180
Org. ID (if any):	0016418

Borrower’s Chief Executive Office and Principal Place of Business:

1 N. Field Court
Lake Forest, IL 60045

Attach copy of Driver’s License or State ID card for parties signing in their individual capacity.

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ John E. Peak
Print Name:	John E. Peak
Title:	Vice President

EXHIBIT A

List of required Reports:

Daily (due on the next Business Day):

BAC Invoice Summary Report

MMC AR Daily Sales Summary report

Weekly (due each Monday, as of previous Friday end of day, or on next Business Day if such Monday is not a Business Day):

Summary AR Aging Report (Weekly)

Monthly (due by the 10th Business Day following the end of Borrower’s accounting month end, or on next Business Day if such day is not a Business Day):

Detailed AR Aging Report

Summary A/P Aging/Vendor Report

Sales Journal

Cash Receipts Journal

Credit/Adjustment Journal

Borrowing Base Certificate

Semi-Annually (due by 10th Business Day following the end of Borrower’s accounting month end for each June and December, or on next Business Day if such day is not a Business Day):

AR Customer List

EXHIBIT B

FORM OF REQUEST FOR REVOLVING LOAN ADVANCE

GE Commercial Distribution Finance Corporation

2300 Windy Ridge Parkway Ste 700

Atlanta, GA 30039

Re:	Business Financing Agreement effective May 28, 2009 between Brunswick Corporation and (“Borrower”) and GE Commercial Distribution Finance Corporation, as it may be amended, modified, restated or replaced from time to time (the “Credit Agreement”)

Ladies and Gentlemen:

The undersigned is a Borrowing Officer under the Credit Agreement and as such is authorized to make and deliver this Advance Request on behalf of Borrower pursuant to Section 3.2 of the Credit Agreement. All capitalized words used herein that are defined in the Credit Agreement have the meanings defined in the Credit Agreement.

Borrower hereby requests that Lender make a Revolving Loan advance of $             to Borrower under the terms of the Credit Agreement on             .

The undersigned hereby certifies that:

(i)	There is no existing Default.

(ii)	The Warranties and Representations are true and will be true as of the time of the requested advance in all material respects.

(iii)	The amount of the requested advance will not, when added to the current amount of the Accounts Receivable Facility, exceed the maximum Available Credit.

Executed this              day of             ,             .

Brunswick Corporation

By:
Its:
Typed Name:

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